Exhibit 97.1
AMETEK, Inc.

Executive Compensation Recoupment Policy in Restatement Situations

As Adopted on November 2, 2023

AMETEK, Inc. (the “Corporation”) has adopted this Policy in compliance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 10D-1 promulgated thereunder (“Rule 10D-1”) by the U.S. Securities and Exchange Commission (the “SEC”) and Paragraph 303A.14 of the Listing Standards Manual of the New York Stock Exchange (“NYSE”), which require the recovery of certain Incentive-Based Compensation in the case of a covered accounting restatement resulting from a material error in the Corporation’s consolidated financial statements.

Recovery of Compensation

The Corporation shall, to the extent permitted or required in accordance with applicable law or the applicable rules or listing requirements of the NYSE (or, if the primary exchange on which the common stock of the Corporation is listed is not the NYSE, then of such primary exchange), upon the occurrence of a Recoupment Event, recover, or clawback, from a Specified Individual, as promptly as reasonably possible, Incentive-Based Compensation that is Erroneously Awarded Compensation.

The Board shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation pursuant to this Policy. No recovery shall be required if the Board determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, which determination must be made only after a reasonable and documented attempt by the Corporation to recover the Incentive-Based Compensation (with documentation of such reasonable attempt to recover to be provided to NYSE). Additionally, no recovery shall be required to the extent recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Corporation employees, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations promulgated thereunder.

The Recoupment Events shall apply to all of the Specified Individual(s), even if the Specified Individual(s) were not directly involved in a particular Recoupment Event. Erroneously awarded compensation must be recovered even if there was no misconduct or failure of oversight on the part a Specified Individual.

The Corporation shall not indemnify any current or former Specified Individual against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Specified Individual for, premiums incurred or paid for any insurance policy to fund such Specified Individual’s potential recovery obligations.

Exhibit 97.1
Compensation Subject to Recovery

All Incentive-Based Compensation that is Erroneously Awarded Compensation shall be subject to this Policy, and shall include, with respect to any individual, all Incentive-Based Compensation received by a Specified Individual: (A) after beginning service as a Specified Individual of the Corporation; (B) who served as a Specified Individual of the Corporation at any time during the performance period for that Incentive-Based Compensation; (C) while the Corporation had a class of securities listed on a national securities exchange or a national securities association; and (D) during the three completed fiscal years of the Corporation immediately preceding the date, and any transition period of less than nine months that results from a change in the Corporation’s fiscal year within or immediately following those three completed fiscal years, on which the Corporation is required to prepare a Covered Restatement.

For purposes of this Policy, Incentive-Based Compensation is deemed to be received in the fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant may not occur until after the end of that fiscal period. Incentives-Based Compensation in the form of an equity award that vests solely upon the basis of a financial reporting measure performance condition will be deemed to be received in the fiscal period in which it vests.

For purposes of determining the relevant recovery period, the date that the Corporation is required to prepare a Covered Restatement is the earlier to occur of: (A) the date the Corporation’s board of directors or a committee of the board of directors concludes, or reasonably should have concluded, that the Corporation is required to prepare a Covered Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Corporation to prepare a Covered Restatement.

Incentive-Based Compensation shall not be recovered under this Policy to the extent received by any person (i) before the date the person was determined by the Board to be a Section 16 officer of the Corporation; or (ii) who was not, at any time during the performance period for the Incentive-Based Compensation, a Section 16 officer of the Corporation.

Administrative Matters

This Policy shall be administered by the Compensation Committee, subject to the review and approval of the Board. The Board shall have express discretionary authority to interpret and construe this Policy and to make all determinations with respect to this Policy, in its sole discretion. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and Rule 10D-1 (or any successor statute or rule) and any other applicable rules or listing standards adopted by the SEC or NYSE. All interpretations, constructions and determinations made by the Board under this Policy shall be final and binding on all parties. This Policy may only be amended with the approval of the Board and may be amended from time to time as necessary to reflect changes in applicable regulations and/or listing standards adopted by the SEC or NYSE. Compliance with this Policy cannot be waived.

Exhibit 97.1
This Policy shall not limit the rights of the Corporation to take any other actions or pursue other remedies (up to and including termination of employment) that the Board may deem necessary or appropriate under the circumstances and/or under applicable law, including, with limitation, Section 304 of Sarbanes Oxley Act of 2002 in connection with the Chief Executive Officer or the Chief Financial Officer.

Subsequent changes in employment status, including retirement or termination of employment, shall not affect the Corporation’s ability to recover any compensation paid or payable to Specified Individuals pursuant to this Policy, subject to the requirements of applicable law.

The Corporation shall make all required disclosures and filings with the SEC with respect to this Policy in accordance with the requirements of the Federal securities laws.

Certain Definitions

“Covered Restatement” means an accounting restatement to correct an error in previously issued financial statements due to the material noncompliance of the Corporation with any financial reporting requirement under the federal securities laws, which accounting restatement (i) is material to the previously issued financial statements, or (ii) would result in a material misstatement if the error were corrected in the current period only or left uncorrected in the current period.

“Erroneously awarded compensation” means the amount of Incentive-based Compensation received based on the erroneous data that exceeds the amount of Incentive-based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes incurred or paid. For Incentive-based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (A) the amount shall be based on a reasonable estimate of the effect of the Covered Restatement on the stock price or total shareholder return upon which the Incentive-based Compensation was received; and (B) the Corporation shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

“Financial reporting measure” means a measure that is (i) determined and presented in accordance with the accounting principles used in preparing the Corporation’s financial statements, or (ii) derived wholly or in part from such measures. For purposes of this Policy, the term “financial reporting measure” includes the Corporation’s stock price and total shareholder return, whether expressed as an absolute or relative metric. For the avoidance of doubt, a financial reporting measure need not be presented in the Corporation’s financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” shall, for purposes of this Policy, include any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. For the avoidance of doubt, Incentive-Based Compensation does not include (i) base salary; (ii) “sign-on” bonuses or other compensation granted solely due to the commencement of employment with the Corporation; (iii) compensation based on completion of a specific period of employment or service; or (iv) compensation awarded based on subjective, non-financial, strategic or operational measures that are not financial reporting measures.

Exhibit 97.1

A “Recoupment Event” shall occur if the Corporation is required to prepare a Covered Restatement.

“Specified Individual” means, with respect to the Corporation, an “officer” of the Corporation as defined under Section 16a-1(f) of the Exchange Act, or a “Section 16 officer.”